Exhibit 99.1

E A R N I N G S    R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2012 RESULTS

MIDDLEBURG, VA. – October 31, 2012 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.7 million or $0.24 per share for the third quarter of 2012.

"We are pleased with the contributions received from our subsidiary businesses, Southern Trust Mortgage and Middleburg Investment Group. Both entities as well as Middleburg Bank saw improvements in most performance metrics in the Third Quarter," commented Gary R. Shook, president and CEO of Middleburg Financial Corporation. He continued, "Additionally, we continue to find buyers for our other real estate owned properties which bodes well for future earnings. While we will continue to see bumps up and down in our non-performing assets, a consistent trend of improvement has certainly emerged over the past several quarters."

Third Quarter 2012 Highlights:

•	Net income of $1.7 million or $0.24 per diluted share, compared to $1.4 million or $0.20 per diluted share for the third quarter of 2011;
•	Net interest margin of 3.28%, compared to 3.57% for the previous quarter and 3.64% for the third quarter of 2011;
•	Gain-on-sale fee income from mortgages increased 60.2% compared to the third quarter of 2011;
•	Total revenue of $17.5 million, an increase of 14.3% over the third quarter of 2011;
•	Total assets of $1.2 billion, an increase of 3.6% over December 31, 2011;
•	Deposits increased by $54.6 million or 5.9% since December 31, 2011;
•	Loans held-for-investment increased by $21.0 million or 3.1% since December 31, 2011;
•	Provision for loan losses decreased by 38.0% compared to third quarter of 2011; and
•
Capital ratios continue to be strong: Tangible Common Equity Ratio of 8.7%, Total Risk-Based Capital Ratio of 15.2%, Tier 1 Risk-Based Capital Ratio of 14.0%, and a Tier 1 Leverage Ratio of 8.9% at September 30, 2012.

Total Revenue

Total revenue was $17.5 million in the quarter ended September 30, 2012 representing an increase of $706,000 or 4.2% over the previous quarter and an increase of $2.2 million or 14.3% over the quarter ended September 30, 2011.

Although, the lower yield environment during the quarter led to a decline in net interest income, the lower net interest income was more than offset by an increase in non-interest income, primarily stemming from our mortgage banking operations. This balance between spread and fee income enables the Company to grow revenues in challenging low yield environments.

The net interest margin for the three months ended September 30, 2012 was 3.28%, compared to 3.57% for the previous quarter, and 3.64% for the quarter ended September 30, 2011, representing a decrease of 29 basis points from the previous quarter and a decrease of 36 basis points compared to the quarter ended September 30, 2011. The drop in net interest margin for the quarter ended September 30, 2012 compared to the previous quarter was principally due to a reduction in net interest income coupled with an increase in average earning assets during the quarter.

Net interest income was $9.2 million during the three months ended September 30, 2012, which was 4.8% lower than the quarter ended June 30, 2012 and a decrease of 2.9% compared to the quarter ended September 30, 2011. The yield on average earning assets was 4.03% for the quarter ended September 30, 2012 compared to 4.40% for the previous quarter and 4.66% for the quarter ended September 30, 2011, representing a decrease of 37 basis points from the previous quarter and a decrease of 63 basis points from the quarter ended September 30, 2011. Loan yields decreased by 35 basis points while the yield for the securities portfolio decreased by 24 basis points from the previous quarter. Yields on earning assets were also pressured due to higher average balances of cash deposits at the Federal Reserve.

The decline in loan yields was primarily related to the following factors:

-
A one time reversal of accrued interest income during the quarter for certain loans that were placed on non accrual. We estimate the reduction in annualized total yield on loans for the quarter due to this one time reversal to be 9.5 basis points.

-
Balances of lower yielding held-for-sale mortgage loans increased more than did balances of commercial loans which tend to have higher yields. This lowered the overall weighted average loan yield for the quarter.

-	Accelerated premium amortizations for purchased loans due to faster prepayments during the quarter.

The decline in yield for securities was related to the following factors:

-	Lower yields on very short duration investments that were purchased during the quarter
-	Accelerated amortizations of premiums on mortgage and asset backed securities during the quarter due to faster prepayments.
-
We also sold some securities during the quarter in a continuing effort to rebalance the investment portfolio. We recognized gains on the sale of the securities but since the proceeds were not immediately reinvested back into the portfolio, the net effect was a decline in yield for the securities portfolio.

We also took actions during the third quarter to reduce our cost of funds. Rates paid on interest bearing deposits were reduced.  Furthermore, we paid off brokered time deposits that either matured or were callable during the third quarter. While those actions reduced interest expense, most of the maturities and calls of brokered time deposits occurred in the last month of the quarter. Since the rate reductions were not in effect for the entire quarter, the reduction in interest expense was somewhat muted.

Specifically, the average annualized cost of interest bearing liabilities was 0.93% for the quarter ended September 30, 2012, compared to 1.00% in the previous quarter, and 1.21% for the quarter ended September 30, 2011, representing a decrease of 7 basis points from the previous quarter and a decrease of 28 basis points from the quarter ended September 30, 2011.  Annualized costs for interest bearing retail deposits decreased by 9 basis points from the previous quarter to 0.84% from 0.93% and decreased by 34 basis points from the same quarter last year.  The decline in the annualized cost of interest bearing retail deposits from both the previous quarter and the same quarter last year was primarily due to a decrease of 8 and 36 basis points respectively in the annualized cost of interest bearing non maturity deposits.  The annualized cost of interest bearing time deposits was essentially flat from the previous quarter but decreased 20 basis points from the quarter ended September 30, 2011 to 1.70% from 1.90%. Annualized costs for wholesale borrowings (excluding brokered deposits) increased by 8 basis points to 1.52% from 1.44% from both the previous quarter and from the quarter ended September 30, 2011. The average rate on wholesale borrowings (excluding brokered deposits) increased during the quarter, even as the balances of wholesale borrowings (excluding brokered deposits) declined, as we paid off maturing short term FHLB advances. Since the rate on the short term advances was lower than the rates on the remaining longer term advances, the removal of the short term advance resulted in a higher average rate for the remaining portfolio of advances.

Cost of funds is calculated by dividing annualized total interest expense by the sum of average interest bearing liabilities and average demand deposits. Cost of funds was 0.79% for the quarter ended September 30, 2012 compared to 0.86% for the quarter ended June 30, 2012, a decrease of 7 basis points.  Cost of funds decreased 27 basis points compared to the quarter ended September 30, 2011.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Non-interest income increased by $1.2 million or 16.0% when comparing the quarter ended September 30, 2012 to the previous quarter and increased by $2.5 million or 42.3% compared to the quarter ended September 30, 2011. The primary reason for the higher non-interest income for both the third quarter of 2012 and the same quarter last year was higher gain-on-sale revenues from the Company’s mortgage operations.  Gains on mortgage loan sales increased by 21.4% when comparing the quarter ended September 30, 2012 to the previous quarter and by 60.2% when compared to the quarter ended September 30, 2011.  Gains on mortgage loan sales included in the accompanying statements of income are presented net of originator commissions incurred to originate the loans.

Southern Trust Mortgage originated $251.2 million in mortgage loans during the quarter ended September 30, 2012 compared to $233.4 million originated during the previous quarter, and $212.2 million originated during the quarter ended September 30, 2011, an increase of 7.6% compared to the previous quarter and an increase of 18.4% when comparing the same calendar quarters.

The revenues and expenses of Southern Trust Mortgage for the three month periods ended September 30, 2012 and September 30, 2011 are reflected in the Company’s financial statements on a consolidated basis following generally accepted accounting principles in the United States.  The outstanding equity interest not held by the Company is reported on the Company’s balance sheets as “Non-controlling interest in consolidated subsidiary” and the earnings or loss attributable to the non-controlling interest is reported on the Company’s statements of income as “Net (income) / loss attributable to non-controlling interest.”

Total revenue generated by our wealth management group, Middleburg Investment Group (”MIG”) increased to $1.2 million for the quarter ended September 30, 2012 and to $3.3 million on a year-to-date basis.  Net income generated from this group increased more than ten-fold when comparing the quarter ended September 30, 2012 to the quarter ended September 30, 2011. The increase in earnings was attributed to expense control and an increase in revenue during the period.  Middleburg Investment Group is comprised of Middleburg Trust Company, a wholly owned subsidiary of the Company and Middleburg Investment Services, which is a division of Middleburg Bank.  Fee income is based primarily upon the market value of the accounts under administration. Total consolidated assets under administration by MIG were at $1.5 billion at September 30, 2012, an increase of 15.3% relative to September 30, 2011.

Net securities gains were $164,000 during the quarter ended September 30, 2012 compared to $148,000 during the previous quarter and $141,000 during the quarter ended September 30, 2011.

Non-Interest Expense

Total non-interest expense in the third quarter of 2012 increased by $525,000 or 3.9% versus the previous quarter and increased by $1.6 million or 13.1% compared to the quarter ended September 30, 2011.

Salaries and employee benefit expenses decreased by $230,000 or 3.1% when comparing the third quarter of 2012 to the previous quarter. Salaries and employee benefits increased by $376,000 or 5.4% versus the third quarter of 2011.

Expenses related to Other Real Estate Owned (“OREO”) increased by $632,000 or 72.3% when comparing the third quarter of 2012 to the previous quarter and by $817,000 or 118.6% versus the quarter ended September 30, 2011.  The increase in OREO expenses during the quarter resulted primarily from valuation adjustments on two OREO properties.

Advertising expenses increased by $205,000 or 45.9% during the quarter and by $206,000 or 46.2% from the quarter ended September 30, 2011. The increase between the third quarter of 2012 and the previous quarter was timing related. Advertising expenses are a byproduct of campaigns and promotions which do not always occur uniformly throughout the year. The increase in advertising expenses between the third quarter of 2012 and the same quarter last year was primarily due to expenses related to promotions and campaigns in 2012.

The Company’s efficiency ratio was 69.3% for the third quarter of 2012, compared to an efficiency ratio of 73.9% for the third quarter of 2011.  The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  The Company calculates its efficiency ratio by dividing non interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.  Prior to March 31, 2012, the Company did not exclude amortization of intangibles and other real estate expenses from total non-interest expense.  The efficiency ratios for the periods ended December 31, 2011 and prior and included in tables in this release have been restated for consistent presentation.

Asset Quality and Provision for Loan Losses

The provision for loan losses in the quarter ended September 30, 2012 was $635,000 compared to a provision of $730,000 in the previous quarter and a provision of $1.0 million in the quarter ended September 30, 2011, representing a decrease of 13.0% from the previous quarter and a decrease of 38.0% from the quarter ended September 30, 2011.

The Allowance for Loan and Lease Losses (ALLL) was $13.9 million representing 2.01% of total portfolio loans outstanding at September 30, 2012 and 2.18% at December 31, 2011.  The decrease in the ALLL balance as a percentage of portfolio loans occurred primarily as a result of an increase in the balance of loans held for investment and the net result of loans charged off during the period versus the provision for loan losses during the period.  Loans held for investment increased approximately $21.0 million from December 31, 2011 to September 30, 2012.

Loans that were delinquent for more than 90 days and still accruing were $860,000 as of September 30, 2012 compared to $1.4 million as of June 30, 2012, representing a decrease of 37.3%.  The decrease in delinquent loans during the quarter resulted primarily from the transfer of a single large loan to Other Real Estate Owned (“OREO”)

Non-accrual loans were $22.7 million at the end of the third quarter compared to $18.8 million as of June 30, 2012, representing an increase of 20.7% during the third quarter of 2012. Troubled debt restructurings that were performing as agreed were $4.3 million at the end of the third quarter, essentially unchanged from the quarter ended June 30, 2012. Other Real Estate Owned (OREO) was $11.9 million as of September 30, 2012 compared to $13.3 million as of June 30, 2012, representing a decrease of 10.5% during the third quarter. Total non-performing assets were $39.8 million or 3.2% of total assets at September 30, 2012, compared to $37.8 million or 3.1% of total assets as of June 30, 2012.

Total Consolidated Assets

Total assets at September 30, 2012 were $1.2 billion, an increase of 1.4% from June 30, 2012 and 3.6% from December 31, 2011.

Total loans held for investment increased by $6.4 million or 0.94% in the third quarter of 2012 from the end of the second quarter.  Loans held for investment increased by $21.0 million or 3.1% from December 31, 2011.  The securities portfolio (excluding restricted stock) decreased by $6.2 million or 2.0% in the third quarter relative to the previous quarter and remained essentially flat from the December 31, 2011 balance of $308.2 million. Balances of mortgages held for sale increased by $24.5 million or 36.1% at September 30, 2012 compared to the previous quarter end balance but remained essentially flat from the December 31, 2011 balance of $92.5 million.   Cash balances and deposits at other banks decreased by 9.3% at the end of the third quarter of 2012 compared to the previous quarter end and increased $20.3 million or 39.5% from the balances at December 31, 2011.

Deposits and Other Borrowings

Total deposits increased by $9.2 million or 0.9% from June 30, 2012 to September 30, 2012 and by $54.6 million or 5.9% from December 31, 2011.  Brokered deposits, including CDARS program funds, were $69.1 million at September 30, 2012, down 25.3% from June 30, 2012. FHLB advances were $72.9 million at September 30, 2012, compared to $77.9 million in advances at June 30, 2012.

Equity and Capital

Shareholders’ equity attributable to Middleburg Financial Corporation shareholders at September 30, 2012 was $112.5 million, compared to $109.9 million as of June 30, 2012 and $105.9 million at December 31, 2011.  Retained earnings at September 30, 2012 were $45.2 million compared to $43.8 million at June 30, 2012 and $41.2 million at December 31, 2011. The book value of the Company’s common stock at September 30, 2012 was $15.96 per share versus $15.57 per share at June 30, 2012.

The Company’s total risk-based capital ratio continued to increase to 15.2% as of September 30, 2012 from 14.9% at June 30, 2012 and 14.7% at December 31, 2011.  The Tier 1 risk-based capital ratio also increased from 13.5% at December 31, 2011 to 14.0% at September 30, 2012 and the Tier 1 Leverage Ratio increased to 8.9% from 8.8% at December 31, 2011.

As depicted in the following table, the Company’s risk-based capital ratios remain well above regulatory minimum capital ratios:

MIDDLEBURG FINANCIAL CORPORATION
Risk-Based Capital Ratios
September 30, 2012

	(1)		MFC
	Regulatory		Excess
	Minimum	MFC	over
	Requirement	Ratios	Minimum

Tier 1 Leverage Ratio	4.0%	8.9%	4.9%

Tier 1 Risk-Based Capital Ratio	4.0%	14.0%	10.0%

Total Risk-Based Capital Ratio	8.0%	15.2%	7.2%

(1) Under the regulatory framework for prompt corrective action.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston,  Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg. Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through 17 offices in 11 states.

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)	(Unaudited)
	September 30,	June 30,	December 31,
	2012	2012	2011
ASSETS
Cash and due from banks	$8,550	$5,934	$6,163
Interest-bearing deposits with other institutions	62,973	72,877	45,107
Total cash and cash equivalents	71,523	78,811	51,270
Securities available for sale	308,374	314,530	308,242
Loans held for sale	92,501	67,965	92,514
Restricted securities, at cost	6,765	7,167	7,117
Loans receivable, net of allowance for loan losses of $13,941 at Sept. 30,
2012, $14,969 at June 30, 2012, and $14,623 at December 31, 2011	678,423	670,941	656,770
Premises and equipment, net	20,618	21,021	21,306
Goodwill and identified intangibles	6,060	6,103	6,189
Other real estate owned, net of valuation allowance of $3,138 at Sept. 30,
2012, $1,982 at June 30, 2012, and $1,522 at December 31, 2011	11,933	13,335	8,535
Prepaid federal deposit insurance	3,266	3,510	3,993
Accrued interest receivable and other assets	36,498	35,467	36,924

TOTAL ASSETS	$1,235,961	$1,218,850	$1,192,860

LIABILITIES
Deposits:
Non-interest-bearing demand deposits	$176,522	$154,838	$143,398
Savings and interest-bearing demand deposits	512,780	509,291	460,576
Time deposits	295,145	311,156	325,895
Total deposits	984,447	975,285	929,869
Securities sold under agreements to repurchase	32,767	33,034	31,686
Short-term borrowings	17,657	8,393	28,331
FHLB borrowings	72,912	77,912	82,912
Subordinated notes	5,155	5,155	5,155
Accrued interest payable and other liabilities	7,590	7,066	6,894
Commitments and contingent liabilities	-	-	-
TOTAL LIABILITIES	1,120,528	1,106,845	1,084,847

SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized,
7,052,554, 7,052,554 and 6,996,932 issued and outstanding at
Sept. 30, 2012, June 30, 2012, and December 31, 2011, respectively)	17,357	17,364	17,331
Capital surplus	43,746	43,616	43,498
Retained earnings	45,168	43,805	41,157
Accumulated other comprehensive income	6,264	5,100	3,926
Total Middleburg Financial Corporation shareholders' equity	112,535	109,885	105,912
Non-controlling interest in consolidated subsidiary	2,898	2,120	2,101

TOTAL SHAREHOLDERS' EQUITY	115,433	112,005	108,013

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,235,961	$1,218,850	$1,192,860

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Statements of Income
(In thousands, except for per share data)

	Unaudited		Unaudited
	For the Nine Months		For the Three Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$28,565	$29,378	$9,189	$9,846
Interest and dividends on securities available for sale
Taxable	4,976	4,877	1,537	1,727
Tax-exempt	1,799	1,757	596	592
Dividends	135	108	46	36
Interest on deposits in banks and federal funds sold	88	90	39	30
Total interest and dividend income	35,563	36,210	11,407	12,231

INTEREST EXPENSE
Interest on deposits	5,467	6,927	1,728	2,287
Interest on securities sold under agreements to
repurchase	250	209	83	84
Interest on short-term borrowings	311	174	74	58
Interest on FHLB borrowings and other debt	889	914	305	312
Total interest expense	6,917	8,224	2,190	2,741

NET INTEREST INCOME	28,646	27,986	9,217	9,490
Provision for loan losses	2,156	2,565	635	1,024

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	26,490	25,421	8,582	8,466

NONINTEREST INCOME
Service charges on deposit accounts	1,625	1,553	557	538
Trust services income	2,828	2,725	928	932
Gains on loans held for sale	15,088	8,373	6,161	3,846
Gains on securities available for sale, net	452	263	164	141
Total other-than-temporary impairment losses	(46)	(33)	-	(16)
Portion of loss recognized in other
comprehensive income	46	11	-	(5)
Net other than temporary impairment losses	-	(22)	-	(21)
Commissions on investment sales	389	293	117	100
Fees on mortgages held for sale	143	325	37	84
Other service charges, commissions and fees	391	347	120	98
Bank-owned life insurance	363	385	118	123
Other operating income (expense)	194	45	116	6
Total noninterest income	21,473	14,287	8,318	5,847

NONINTEREST EXPENSE			-
Salaries and employees' benefits	22,139	19,665	7,276	6,900
Net occupancy and equipment expense	5,265	5,016	1,732	1,700
Advertising	1,399	887	652	446
Computer operations	1,101	1,073	322	365
Other real estate owned	2,666	1,639	1,506	689
Other taxes	611	607	203	205
Federal deposit insurance expense	781	1,009	262	244
Other operating expenses	6,501	5,044	1,883	1,689
Total noninterest expense	40,463	34,940	13,836	12,238

Income before income taxes	7,500	4,768	3,064	2,075
Income tax expense	1,578	1,072	565	454

NET INCOME	5,922	3,696	2,499	1,621
Net (income) loss attributable to non-
controlling interest	(856)	128	(785)	(223)
Net income attributable to Middleburg
Financial Corporation	$5,066	$3,824	$1,714	$1,398

Earnings per share:
Basic	$0.72	$0.55	$0.24	$0.20
Diluted	$0.72	$0.55	$0.24	$0.20
Dividends per common share	$0.15	$0.15	$0.05	$0.05

QUARTERLY SUMMARY STATEMENTS OF INCOME
MIDDLEBURG FINANCIAL CORPORATION
(Unaudited. Dollars in thousands except per share data)
	For the Three Months Ended
	Sep. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011
Interest and Dividend Income
Interest and fees on loans	$9,189	$9,594	$9,782	$9,839	$9,846
Interest and dividends on securities available for sale
Taxable	1,537	1,704	1,735	1,750	1,727
Tax Exempt	596	596	607	606	592
Dividends	46	45	44	36	36
Interest on deposits in banks and federal funds sold	39	25	24	20	30
Total interest and dividend income	$11,407	$11,964	$12,192	$12,251	$12,231
Interest Expense
Interest on deposits	$1,728	$1,846	$1,893	$1,940	$2,287
Interest on securities sold under agreements to repurchase	84	84	83	84	84
Interest on short-term borrowings	89	89	133	144	58
Interest on FHLB borrowings and other debt	289	287	312	299	312
Total interest expense	$2,190	$2,306	$2,421	$2,467	$2,741
Net interest income	$9,217	$9,658	$9,771	$9,784	$9,490
Provision for loan losses	635	730	792	319	1,024
Net interest income after provision
for loan losses	$8,582	$8,928	$8,979	$9,465	$8,466
Non-Interest Income
Trust services income	$928	$979	$921	$911	$932
Service charges on deposit accounts	557	538	530	542	538
Net gains on securities available for sale (1)	164	148	140	197	141
Total other-than-temporary impairment gain (loss) on securities	-	(36)	(10)	6	(16)
Portion of (gain) loss recognized in other comprehensive income	-	36	10	(9)	(5)
Net other-than-temporary impairment loss	-	-	-	(3)	(21)
Commissions on investment sales (1)	117	125	147	101	100
Bank owned life insurance	118	123	122	101	123
Gains on loans held for sale	6,161	5,075	3,852	4,469	3,846
Fees on mortgages held for sale	37	64	42	8	84
Other operating income	236	119	230	220	104
Total non-interest income	$8,318	$7,171	$5,984	$6,546	$5,847
Non-Interest Expense
Salaries and employee benefits (2)	$7,276	$7,506	$7,357	$8,470	$6,900
Net occupancy and equipment expense	1,732	1,755	1,778	1,732	1,700
Other taxes	203	205	203	205	205
Advertising	652	447	300	512	446
Computer operations	322	394	385	428	365
Other real estate owned	1,506	874	286	925	689
Federal deposit insurance expense	262	261	258	251	244
Other operating expenses	1,883	1,869	2,747	2,244	1,689
Total non-interest expense	$13,836	$13,311	$13,314	$14,767	$12,238

Income before income taxes	$3,064	$2,788	$1,649	$1,244	$2,075
Income tax expense	565	598	416	278	454
Net income	$2,499	$2,190	$1,233	$966	$1,621
Less: Net (income) loss attributable to non-controlling interest	(785)	(421)	349	170	(223)
Net income attributable to Middleburg Financial Corporation	$1,714	$1,769	$1,582	$1,136	$1,398

Net income per common share, basic	$0.24	$0.25	$0.23	$0.16	$0.20
Net income per common share, diluted	$0.24	$0.25	$0.23	$0.16	$0.20
Dividends per common share	$0.05	$0.05	$0.05	$0.05	$0.05

(1)	As of March 31, 2012, amounts presented are net of commissions paid to generate these revenue sources. Prior periods have been restated to conform to this presentation.
(2)
As of March 31, 2012, salaries and employee benefit expenses exclude commissions paid on mortgage loan originations and investment sales.  These commissions are netted against their respective revenue amounts in the statements of income.  Prior periods have been restated to reflect this presentation.

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
(Unaudited. Dollars in thousands except per share data)	For the Three Months Ended
	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011	Sep 30, 2011

Net income	$1,714	$1,769	$1,582	$1,136	$1,398
Earnings per share, basic	$0.24	$0.25	$0.23	$0.16	$0.20
Earnings per share, diluted	$0.24	$0.25	$0.23	$0.16	$0.20
Dividend per share	$0.05	$0.05	$0.05	$0.05	$0.05

Return on average total assets - Year to Date	0.56%	0.57%	0.54%	0.44%	0.46%
Return on average total equity - Year to Date	6.18%	6.21%	5.95%	4.87%	5.07%
Dividend payout ratio	20.53%	19.87%	22.11%	30.80%	25.00%
Non-interest revenue to total revenue (1)	46.94%	41.97%	36.47%	38.27%	37.12%

Net interest margin (2)	3.28%	3.57%	3.69%	3.67%	3.64%
Yield on average earning assets	4.03%	4.40%	4.56%	4.55%	4.66%
Yield on average interest-bearing liabilities	0.93%	1.00%	1.06%	1.07%	1.21%
Net interest spread	3.10%	3.40%	3.50%	3.48%	3.45%

Non-interest income to average assets (3)	2.66%	2.35%	1.93%	2.10%	1.97%
Non-interest expense to average assets (3)	4.52%	4.47%	4.50%	5.03%	4.28%

Efficiency ratio - QTD (Tax Equiv) (4)	69.27%	72.68%	77.24%	83.64%	73.92%

(1)	Excludes securities gains and losses including OTTI adjustments.
(2)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.  This calculation excludes net securities gains and losses.

(3)	Ratios are computed by dividing annualized income and expense amounts by quarterly average assets. Excludes securities gains and losses including OTTI adjustments.
(4)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.  Prior to March 31, 2012, the Company did not exclude amortization of intangibles and other real estate expenses from total non-interest expense.  The efficiency ratios for the periods ended December 31, 2011and prior have been restated for consistency of presentation purposes.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
(Unaudited. Dollars in thousands except per share data)	Sep. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011
BALANCE SHEET RATIOS
Loans to deposits (Including HFS)	79.73%	77.30%	80.21%	82.15%	81.65%
Portfolio loans to deposits	70.33%	70.33%	71.69%	72.20%	74.29%
Average interest-earning assets to
average-interest bearing liabilities	123.02%	121.73%	120.99%	121.22%	119.85%
PER SHARE DATA
Dividends	$0.05	$0.05	$0.05	$0.05	$0.05
Book value (MFC Shareholders)	$15.96	$15.57	$15.40	$15.13	$15.04
Tangible book value (3)	$15.10	$14.71	$14.52	$14.24	$14.15
SHARE PRICE DATA
Closing price	$17.76	$17.00	$15.71	$14.25	$15.00
Diluted earnings multiple (1)	18.50	17.00	17.08	22.27	18.75
Book value multiple(2)	1.11	1.09	1.02	0.94	1.00

COMMON STOCK DATA
Outstanding shares at end of period	7,052,554	7,052,554	7,005,315	6,996,932	6,996,932
Weighted average shares O/S Basic - QTD	7,036,536	7,030,639	6,994,858	6,996,932	6,996,932
Weighted average shares O/S, diluted - QTD	7,051,860	7,042,111	7,000,169	6,998,019	6,998,494
CAPITAL RATIOS
Capital to Assets - Common shareholders	9.10%	9.02%	8.97%	8.88%	9.13%
Capital to Assets - with Noncontrolling Interest	9.34%	9.19%	9.11%	9.05%	9.32%
Tangible common equity ratio (4)	8.66%	8.56%	8.50%	8.40%	8.63%
Leverage ratio	8.92%	8.99%	8.89%	8.81%	8.97%
Tier 1 risk based capital ratio	13.98%	13.66%	13.57%	13.46%	12.87%
Total risk based capital ratio	15.23%	14.92%	14.83%	14.72%	14.13%
CREDIT QUALITY
Net charge-offs to average total loans	0.22%	0.08%	0.07%	0.11%	0.13%
Total non-performing loans to total portfolio loans	4.02%	3.57%	3.88%	4.53%	4.80%
Total non-performing assets to total assets	3.22%	3.10%	3.21%	3.27%	3.34%
Non-accrual loans to:
total portfolio loans	3.28%	2.74%	3.26%	3.78%	4.51%
total assets	1.84%	1.54%	1.85%	2.12%	2.64%
Allowance for loan losses to:
total portfolio loans	2.01%	2.18%	2.18%	2.18%	2.24%
non-performing assets	35.05%	39.56%	38.53%	37.53%	39.24%
non-accrual loans	61.46%	79.61%	66.80%	57.69%	49.61%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$860	$1,372	$167	$1,233	$1,561
Non-accrual loans	22,683	18,802	22,247	25,346	30,485
Restructured loans (Not in non accrual)	4,302	4,334	4,056	3,853	404
Other real estate owned and repossessed assets	11,933	13,335	12,095	8,535	6,096
Total non-performing assets	$39,778	$37,843	$38,565	$38,967	$38,546
NET LOAN CHARGE-OFFS:
Loans charged off (QTD)	$1,817	$694	$700	$893	$1,017
Recoveries (QTD)	(154)	(72)	(146)	(73)	(44)
Net charge-offs (QTD)	$1,663	$622	$554	$820	$973
PROVISION FOR LOAN LOSSES	$635	$730	$792	$319	$1,024
ALLOWANCE FOR LOAN LOSS SUMMARY
Balance at the beginning of period	$14,969	$14,861	$14,623	$15,124	$15,073
Provision	635	730	792	319	1,024
Net charge-offs	(1,663)	(622)	(554)	(820)	(973)
Balance at the end of period	$13,941	$14,969	$14,861	$14,623	$15,124

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3)
Tangible book value is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(4)
The tangible common equity ratio is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and total assets and then dividing the adjusted shareholders’ equity balance by the adjusted total asset balance.

MIDDLEBURG FINANCIAL CORPORATION
Average Balances, Income and Expenses, Yields and Rates
Nine Months Ended September 30,
	2012			2011
Average	Income/	Yield/	Average	Income/	Yield/
Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$264,234	$1,583	2.38%	$242,906	$1,764	2.88%
Tax-exempt (1)	62,175	903	5.78%	57,800	897	6.16%
Total securities	$326,409	$2,486	3.03%	$300,706	$2,661	3.51%
Total loans (3)	$760,442	$9,189	4.81%	$724,450	$9,912	5.43%
Interest bearing deposits in
other financial institutions	69,802	39	0.22%	48,355	30	0.25%
Total earning assets	$1,156,653	$11,714	4.03%	$1,073,511	$12,603	4.66%
Less: allowances for credit losses	(15,202)			(14,956)
Total nonearning assets	84,082			84,315
Total assets	$1,225,533			$1,142,870

Liabilities:
Interest-bearing deposits:
Checking	$342,360	$299	0.35%	$305,761	$530	0.69%
Regular savings	105,716	79	0.30%	99,344	175	0.70%
Money market savings	66,859	50	0.30%	58,903	98	0.66%
Time deposits:
$100,000 and over	144,566	535	1.47%	137,483	593	1.71%
Under $100,000	159,693	765	1.91%	169,087	892	2.09%
Total interest-bearing deposits	$819,194	$1,728	0.84%	$770,578	$2,288	1.18%

Short-term borrowings	6,531	74	4.51%	5,576	58	4.13%
Securities sold under agreements
to repurchase	34,805	84	0.96%	36,241	84	0.92%
FHLB borrowings and other debt	79,697	304	1.52%	83,067	312	1.49%
Federal funds purchased	-	-	-	239	-	0.00%
Total interest-bearing liabilities	$940,227	$2,190	0.93%	$895,701	$2,742	1.21%
Non-interest bearing liabilities
Demand deposits	164,261			133,365
Other liabilities	6,600			7,376
Total liabilities	$1,111,088			$1,036,442
Non-controlling interest	2,920			2,189
Shareholders' equity	111,525			104,239
Total liabilities and shareholders'
equity	$1,225,533			$1,142,870

Net interest income		$9,524			$9,861

Interest rate spread			3.10%			3.44%
Cost of Funds			0.79%			1.06%
Interest expense as a percent of
average earning assets			0.75%			1.01%
Net interest margin			3.28%			3.64%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 366 day year.
(3) Total average loans include loans on non-accrual status.

	MIDDLEBURG FINANCIAL CORPORATION
	Average Balances, Income and Expenses, Yields and Rates
	Nine Months Ended September 30,
		2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$263,981	$5,111	2.59%	$224,461	$4,986	2.97%
Tax-exempt (1)	61,867	2,726	5.89%	55,739	2,662	6.39%
Total securities	$325,848	$7,837	3.21%	$280,200	$7,648	3.65%
Total loans (3)	$751,943	$28,565	5.07%	$706,995	$29,378	5.56%
Interest bearing deposits in
other financial institutions	54,772	88	0.21%	45,819	89	0.26%
Total earning assets	$1,132,563	$36,490	4.30%	$1,033,014	$37,115	4.80%
Less: allowances for credit losses	(15,071)			(14,816)
Total nonearning assets	83,114			91,379
Total assets	$1,200,606			$1,109,577

Liabilities:
Interest-bearing deposits:
Checking	$318,841	$1,017	0.43%	$295,782	$1,506	0.68%
Regular savings	105,816	290	0.37%	95,224	567	0.80%
Money market savings	60,373	156	0.35%	59,266	293	0.66%
Time deposits:
$100,000 and over	142,503	1,666	1.56%	135,973	1,831	1.80%
Under $100,000	173,559	2,338	1.80%	168,470	2,730	2.17%
Total interest-bearing deposits	$801,092	$5,467	0.91%	$754,715	$6,927	1.23%

Short-term borrowings	9,195	311	4.52%	5,687	173	4.07%
Securities sold under agreements
to repurchase	33,736	250	0.99%	32,859	210	0.85%
FHLB borrowings and other debt	84,965	889	1.40%	79,844	914	1.53%
Total interest-bearing liabilities	$928,989	$6,917	0.99%	$873,161	$8,224	1.26%
Non-interest bearing liabilities
Demand Deposits	153,069			125,979
Other liabilities	6,557			7,081
Total liabilities	$1,088,615			$1,006,221
Non-controlling interest	2,504			2,458
Shareholders' equity	109,487			100,898
Total liabilities and shareholders'
equity	$1,200,606			$1,109,577

Net interest income		$29,573			$28,891

Interest rate spread			3.31%			3.54%
Cost of Funds			0.85%			1.10%
Interest expense as a percent of
average earning assets			0.82%			1.06%
Net interest margin			3.49%			3.74%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 366 day year.
(3) Total average loans include loans on non-accrual status.